Exhibit 99


NEWS RELEASE


[SPRINT LOGO]



Media Contacts:
Nick Sweers, 913-794-3460
nicholas.sweers@mail.sprint.com

Jennifer Bosshardt, 913-794-1130
jennifer.bosshardt@mail.sprint.com


Sprint Announces Preliminary Voting Results at its 2005 Annual Meeting of Shareholders

Sprint shareholders overwhelmingly approve all proposals related to the merger of Sprint and Nextel

OVERLAND PARK, Kan., July 13, 2005 - Sprint (NYSE: FON) shareholders overwhelmingly approved all of the proposals related to the merger of Sprint and Nextel Communications, Inc. (NASDAQ: NXTL), the company announced at its annual shareholders meeting today.

"The Sprint and Nextel merger is a bold move that will allow the newly merged company to play a winning hand," Sprint Chairman and CEO Gary Forsee told Sprint shareholders following the close of the votes. "Together, we will be a well-positioned communications company, with unmatched wireless capabilities and a global IP network. And, the proposed spin-off of our local telecommunications business will create the largest, non-RBOC local company, serving 7.6 million access lines in 18 states."

The proposed merger-of-equals between Sprint and Nextel, which was announced on Dec. 15, 2004, is expected to close in the third quarter of 2005 pending regulatory approvals, and the anticipated spin-off of Sprint's local telecommunications business is expected to occur in 2006. After the completion of the merger, the combined company stock will trade on the New York Stock Exchange under the ticker symbol "S".

"When you consider the substantial synergies that can be achieved, along with the strong brand and market position that we will enjoy, we believe Sprint Nextel will provide shareholders an even more compelling investment opportunity," Forsee said.


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                                     -2-

The following four proposals related to the merger were approved by Sprint shareholders based upon the preliminary voting results:

o the amendment to Sprint's articles of incorporation to increase the authorized shares of series 1 common stock was approved by 97 percent of the votes cast, 74 of outstanding common stocks, and 74 percent of total voting power;
o the amendment of Sprint's articles of incorporation to create a class of non-voting common stock and create the ninth series preferred stock was approved by 96 percent of the votes cast and 73 percent of total voting power;
o the adoption of the Sprint Nextel amended and restated articles of incorporation was approved by 98 percent of the votes cast and 74 percent of total voting power; and
o the issuance of Sprint Nextel series 1 common stock, non-voting common stock and ninth series preferred stock in the merger was approved by 97 percent of the votes cast and 74 percent of total voting power.

The shareholder proposal concerning senior executive retirement benefits, which the company opposed, failed to pass as it was approved by only 39 percent of the votes cast and 30 percent of shares outstanding based upon the preliminary voting results.

Sprint also announced that shareholders voted to elect Board of Director nominees Gordon M. Bethune, Dr. E. Linn Draper, Jr., James H. Hance, Jr., Deborah A. Henretta, Irvine O. Hockaday, Jr., Linda Koch Lorimer, Gerald L. Storch and William H. Swanson, with each nominee receiving more than 85 percent of the votes cast, based upon the preliminary voting results.

Shareholders also ratified the appointment of KPMG LLP, as Sprint's independent registered public accounting firm with 98 percent of the votes cast in favor of the ratification.

All of the vote tallies are considered preliminary until certified by the independent inspector of elections.

About Sprint
Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A Fortune 100 company with more than $27 billion in annual revenues in 2004, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and one of the largest 100-percent digital, nationwide wireless networks in the United States. For more information, visit www.sprint.com/mr.



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                                        -3-

"Safe Harbor"  Statement under the Private  Securities  Litigation Reform Act of
1995
A number of the matters discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the combined company, including expected synergies resulting from the merger of Sprint and Nextel and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed on the combined company in connection with consummation of the merger; the timing of the proposed spin-off of Sprint's local telecommunications business following the merger; and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Sprint's and Nextel's respective reports filed with the SEC, including each company's annual report on Form 10-K for the year ended December 31, 2004, as amended, and their respective quarterly reports on Form 10-Q for the quarterly period ended March 31, 2005. This document speaks only as of its date, and Sprint and Nextel each disclaims any duty to update the information herein.